QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
SEPRACOR INC.
at
$23.00 Net Per Share
by
APTIOM, INC.
an indirect wholly-owned subsidiary
of
DAINIPPON SUMITOMO PHARMA CO., LTD.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, OCTOBER 13, 2009, UNLESS THE OFFER IS EXTENDED.

September 15, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Aptiom, Inc., a Delaware corporation ("Offeror") and an indirect wholly-owned subsidiary of Dainippon Sumitomo Pharma Co., Ltd., a joint stock corporation organized under the laws of Japan ("DSP"), has appointed us to act as the dealer manager in connection with its offer to purchase all outstanding shares of common stock, par value $0.10 per share (including the associated preferred stock purchase rights, each a "Share" and collectively, the "Shares"), of Sepracor Inc., a Delaware corporation ("Sepracor"), at a purchase price of $23.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 15, 2009 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.    Offer to Purchase, dated September 15, 2009.

2.    The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3.    Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the "Depositary"), or if the procedures for book-entry transfer cannot be completed, by the expiration date of the Offer.

4.    A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

5.    The letter to stockholders of Sepracor from Adrian Adams, the Chief Executive Officer of Sepracor, accompanied by Sepracor's Solicitation/Recommendation Statement on Schedule 14D-9.

6.    Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to federal income tax backup withholding.

7.    Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, OCTOBER 13, 2009, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 3, 2009 (the "Merger Agreement"), among DSP, Offeror and Sepracor. The Merger Agreement provides, among other things, that as soon as reasonably practicable following the consummation of the Offer, Offeror will merge with and into Sepracor (the "Merger"), with Sepracor continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of DSP. At the effective time of the Merger (the "Merger Effective Time"), each outstanding Share (other than any Shares in respect of which appraisal rights are validly exercised under Delaware law and any Shares held by DSP, Offeror or Sepracor or any of their respective subsidiaries) will be converted into the right to receive cash in an amount equal to the per Share price paid in the Offer, without interest. The Merger Agreement provides that all options to acquire Shares outstanding immediately prior to the Merger Effective Time, whether or not fully vested and exercisable, will become fully vested immediately prior to the Merger Effective Time and will be canceled at the Merger Effective Time, and each holder of an option will be entitled to receive a cash amount (subject to applicable withholding taxes) equal to the excess, if any, of the per Share amount paid in the Merger over the per Share exercise price of such option multiplied by the number of Shares issuable upon exercise of such option. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

The Board of Directors of Sepracor (the "Sepracor Board") has unanimously (i) declared that the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Sepracor's stockholders (other than DSP, Offeror and their respective affiliates) and (ii) adopted and approved the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, in accordance with Delaware law. THE SEPRACOR BOARD UNANIMOUSLY RECOMMENDS THAT SEPRACOR'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER. To the knowledge of Sepracor, to the extent permitted by applicable securities laws, rules or regulations, including Section 16(b) of the Securities Exchange Act of 1934, each executive officer and director of Sepracor currently intends to tender all Shares over which he or she has sole dispositive power, except for one director who, because of a purchase of Shares on the open market made within the last six months, will not tender all Shares over which he or she has sole dispositive power.

The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn a number of Shares, that, considered with all other Shares, if any, beneficially owned by DSP or its subsidiaries represents at least a majority of the total number of shares of Sepracor common stock then outstanding on a fully diluted basis (as described in the Offer to Purchase) and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder. The Offer is also subject to the other conditions described in the Offer to Purchase. There is no financing condition to the Offer.

Offeror will not pay any fees or commissions to any broker, dealer or other person (other than, Thomas Weisel Partners LLC (the "Dealer Manager"), Georgeson Inc. (the "Information Agent") and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Offeror will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

Offeror will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and in the Offer to Purchase.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Thomas Weisel Partners LLC
Dealer Manager

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF DSP, OFFEROR, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

QuickLinks

  Exhibit (a)(1)(D)